Exhibit 23.2

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the use of our name and the information from our report prepared for Maritech Resources, Inc. regarding our estimates of reserves and future net revenues from the production and sale of reserves attributable to Maritech Resources, Inc. in the Annual Report on Form 10-K of TETRA Technologies, Inc. for the year ended December 31, 2005, and to the incorporation by reference thereof into TETRA Technologies, Inc. filed Registration Statements Nos. 333-40509, 33-41337, 33-35750, 33-76804, 33-76806, 333-04284, 333-09889, 333-61988, 333-84444, 333-76039, 333-114034, 333-115859 and 333-126422. Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 14, 2006